Exhibit 99.1
FOR IMMEDIATE RELEASE
Dean Foods Announces Resignation of Board Member Alan J. Bernon
DALLAS, May 29 2008/PRNewsWire/ — Dean Foods Company (NYSE: DF) announced today that Alan J. Bernon has resigned from the Board of Directors to concentrate on other business and philanthropic interests. Dean Foods has no present plans to fill the vacancy.
“We appreciate the many years of valuable service that Alan has given to Dean Foods, both as a board member and member of our management team,” said Gregg Engles, Chairman and CEO of Dean Foods. “We wish to thank Alan for his dedicated service to the Company’s shareholders, customers and employees and wish him the best in all future endeavors.”
ABOUT DEAN FOODS
Dean Foods Company is the largest processor and distributor of milk and other dairy products in the United States. The Company sells milk and a full range of other dairy products under more than 50 well-known local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods division produces a variety of nationally branded dairy and dairy-related products, such as Horizon Organic(R) dairy products, Silk(R) soymilk, and International Delight(R) coffee creamers. WhiteWave Foods’ Rachel’s Organic(R) brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom
CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273, or Investor Relations, Barry Sievert, +1-214-303-3437